Exhibit 10.7

MANAGEMENT AGREEMENT

between

2020 BULKERS MANAGEMENT AS

and

HIMALAYA SHIPPING LTD.

and its subsidiaries

This agreement is made on this 27th day of February, 2023 by and between:

(1)	2020 BULKERS MANAGEMENT AS, a company incorporated in Norway with company number 921 059 450 and having its registered address at Tjuvholmen Allé 3, 0252 Oslo, Norway (the “Manager”);

and

(2)
HIMALAYA SHIPPING LTD., a company incorporated in Bermuda with registration number 56490 and having its registered address at S. E. Pearman Building, 2nd Fl., 9 Par-la-Ville Road, Hamilton HM 11, Bermuda (the “Company”)

(each a “Party” and collectively the “Parties”).

WHEREAS:

(A)	The Company is a holding company whose purpose is to invest in the bulk shipping sector through wholly owned subsidiaries.

(B)
The Company has, as of the date hereof, 12 wholly owned subsidiaries incorporated in Liberia, each of which has ordered one 210,000 dwt bulk carrier from New Times Shipbuilding Co. Ltd. (“New Times”) for delivery expected from March 2023 until August 2024.

(C)	It is the Company’s policy to outsource its own and its subsidiaries’ management requirements to specialized providers of such services.

(D)	The Company and the Manager have agreed that the Manager’s management team shall provide the Company and its subsidiaries from time to time with certain, defined, administrative services.

(E)
The Manager has provided management services to the Company since the start of the Company’s newbuilding project at New Times Shipyard in China and is currently providing management services to the Company pursuant to a management agreement entered into between the parties on 6 October 2021 (the “Former Management Agreement”).

(F)
The purpose of this new management agreement is to document the scope of the services the Manager shall provide to the Company and its subsidiaries, the specific authority the Manager shall be granted to act on their behalf and the terms applicable thereto.

(G)	This Agreement supersedes and overrides the Former Management Agreement with effect from 1 January 2023.

NOW THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS The following terms shall have the following meanings when used herein in capitalized form:

“ABC Legislation”	shall have the meaning set out in Clause 14.2.

“Agreement”	means this agreement together with its schedules as such may be amended and/or supplemented from time to time.

“Board”	means the board of directors of the Company.

“Company Secretary”	means the individual from time to time appointed by the Board as the Company’s company secretary.

“Confidential Information”	shall have the meaning set out in Clause 9.2.

“Customer”	means the Company and each Subsidiary and a “Customer” shall mean any one of them.

“Data Controller”	shall have the meaning described in Clause 15.

“Data Processor”	shall have the meaning described in Clause 15.

“Data Protection Legislation”	shall have the meaning described in Clause 15.

“Effective Date”	means 1 January 2023.

“Estimated Management Fee”	shall have the meaning set out in Clause 6.5.

“Group”	means the Company and the Subsidiaries.

“Losses”	shall have the meaning set out in Clause 8.2.

“Management Fee”	shall have the meaning set out in Clause 6.1.

“Management Team”	means the employees of the Manager designated to perform the Services from time to time.

“Negative Settlement Payment”	shall have the meaning set out in Clause 6.9.

“Newbuilding Contracts”
means twelve separate shipbuilding contracts to which the Subsidiaries, as of the date hereof, are parties to with New Times, each of which sets out the terms for the construction and delivery of one Newcastlemax bulk vessel of 210,000 dwt by New Times to a Subsidiary, and any further newbuilding contract to be entered into by the Group.

“New Times”	means New Times Shipbuilding Co. Ltd.

“Nordic Arbitration”	means Nordic Offshore and Maritime Arbitration Association.

“Positive Settlement Payment”	shall have the meaning set out in Clause 6.9.

“Services”	means the services described in Schedule 2 hereto.

“Subsidiary Board”	means the board of directors of a Subsidiary.

“Subsidiaries”	the corporate entities identified in Schedule 1 hereto, as applicable from time to time pursuant to clause 2.2.

“Termination Date”	shall have the meaning set out in Clause 10.1.

“Vessels”	means the vessels from time to time ordered or owned by the Subsidiaries.

2.	CONFIRMATION OF ENGAGEMENT

2.1
The Company, acting on its own behalf and on behalf of the Subsidiaries, hereby confirms the engagement of the Manager as the provider of Services to each and all of them on the terms set forth in this Agreement. The terms of this Agreement shall apply to the provision of management services by the Manager with effect from 1 January 2023.

2.2
The Company may, by written notice to the Manager, introduce further corporate entities owned by the Company as recipients of Services hereunder.

Further, a Subsidiary may be excluded as a recipient of Services as a consequence of being sold or liquidated.

The Parties agree, in both events, to prepare an updated version of Schedule 1 in order to document such change.

Such change shall, in relation to a new Subsidiary, be effective from the date it adheres hereto by signing a new Schedule 1 and, in relation to a Subsidiary no longer receiving Services hereunder, from the date it was sold or liquidated.

3.	THE GROUP’S MANAGEMENT FUNCTIONS

3.1
Ultimate responsibility for the administration of the Company lies with the Board. This shall include the setting of goals for the Company and the development and approval of plans to achieve such goals.

3.2
The Board has, in order to limit its and the Group’s liability, resolved to organise the asset owning activities of the Group in the Subsidiaries. While each Subsidiary Board is responsible for the administration of the Subsidiary it serves, overall coordination of the Group’s activities rests with the Board. The Board will exercise authority over the individual Subsidiary by exercising the Company’s shareholder rights and otherwise in accordance with applicable law.

3.3
The overriding principle applicable to the relationship between the Manager and each of the Customers is that the Board and each Subsidiary Board retains full authority to act on behalf of their respective Customer and that the Manager’s authority to act is limited as expressly set out herein.

3.4
The Manager shall perform Services in accordance with the requirements of the Board and each Subsidiary Board, and report to such persons as, from time to time, shall be appointed by the Board and each Subsidiary Board.

3.5	The Manager shall, on matters of particular importance to a Subsidiary, ensure that the relevant Subsidiary Board is informed.

4.	THE SERVICES

4.1	The Manager shall provide the Services to the Customers as and when required by them.

4.2	The Manager shall always seek to organise the activities performed by it in providing the Services in the most cost-efficient manner.

4.3
As further set out in clause 6.3, the Board, and each Subsidiary Board, is entitled to, provided reasonable notice in writing is given, modify, redefine or exclude any part of the Services to be provided to such Customer.

5.	GENERAL CONDITIONS

5.1	The Manager shall, in performing its duties hereunder, serve the Customers effectively and in good faith.

5.2	In exercising the powers and authorities hereby conferred on it, the Manager shall:

a)	always use its best endeavours to protect and promote the interests of the Customers;

b)	comply with all applicable laws, safety, and environmental regulations relevant to the activities of the Customers and the provision of the Services; and

c)
always act in accordance with good and professional management practice, which in any event shall be a standard no less than the generally accepted industry operating practices, methods and acts applicable to services similar to the Services.

5.3	The Manager shall, subject to the prior written approval of the Board, have the right to sub-contract parts of the Services to third parties; PROVIDED THAT:

a)	all subcontracts shall be fair and reasonable to the Customers and shall be negotiated on an arm’s length basis;

b)	all subcontracts shall reflect the terms set forth herein which are applicable to the Manager as if such third party was the Manager hereunder; and

c)	no such subcontract shall create any relationship between, on the one hand, the Customers and, on the other hand, any such third party.

No subcontractor is intended to be or shall be deemed to be a third-party beneficiary of this Agreement. Notwithstanding anything contained herein to the contrary, the Manager shall not be entitled to any indemnification from any Customer hereunder with respect to any Losses caused by or arising from any Services performed by any third party hereunder.

5.4
The Board and the Subsidiary Boards may, at any time, engage other managers to perform specific management services to the relevant Customer. The division of responsibility between the Manager and such other service provider in those instances shall always be decided by the relevant Customer.

5.5
All discounts, commissions and other benefits received by the Manager and/or its employees from third parties as a consequence of the provision of the Services shall be disclosed to the Board as soon as reasonably practicable and, unless otherwise agreed by the Board, placed at the Company’s or, as the case may be, the relevant Subsidiary’s disposal.

5.6
The Customers shall, at all times, be allowed full access to (i) the accounts and records of the Manager and (ii) any directors, officers, employees or other representatives of the Manager, which are relevant to the performance of the Services.

5.7	Representatives of the Company’s auditors shall, in relation to the audit of the Company’s and the Group’s accounts, always be authorised to access all the Managers’ accounts, records and personnel.

5.8
The Manager shall, upon request, provide the Company with copies of all documents relevant to the Company or a Subsidiary in its possession and otherwise compile such facts and records on the basis of such documents as shall, from time to time be requested by the Board or a Subsidiary Board.

6.	MANAGEMENT FEE

6.1	The Company, on behalf of itself and the Subsidiaries, shall pay the Manager a fee (the “Management Fee”) as consideration for the Manager’s provision of the Services.

6.2
The Company acknowledges that it only will receive and benefit from a part of the Services and that the Subsidiaries will be the recipients of the remainder thereof.

The Company is responsible for allocating the Management Fee among the Customers and instruct the Manager in due time prior to each invoice date to which Customers the Manager shall send its invoices.

The Manager shall, if so requested by the Company, assist the Company with such allocation.

6.3
From the Effective Date, the Management Fee shall be subject to yearly estimates and calculation. The Parties shall, in due time prior to the commencement of each calendar year (for the first time within two weeks from the date of this Agreement, cf. Clause 6.6, and then prior to 1 January 2024), discuss the expected activity level of each Customer in such year. For the purpose of enabling the Manager to estimate the Management Fee and enabling the Manager to adapt its resources to the expected scope of the Services in such year, the Company shall advise the Manager which Services each Customer is expected to require in the coming year.

6.4
The Management Fee shall equal the aggregate of the Marked-Up Costs and the Shared Costs each year.

For the purpose of calculating the Management Fee, the following terms shall have the following meanings:

“Marked-Up Costs” means the direct payroll costs for the Manager allocated to the performance of Services hereunder plus the Margin calculated thereon.

“Margin” means 13%.

“Shared Costs” means the Manager’s infrastructure costs in a calendar year related to and enabling the performance of the Services, including for example the Customers’ share of IT services, office costs etc., such allocation between the Manager and the Customers to be agreed between the Manager and the Company from time to time.

6.5
Following the discussions contemplated in clause 6.3, the Manager shall provide the Company with an estimated Management Fee for the coming calendar year (the “Estimated Management Fee”). The Estimated Management Fee shall be provided by the Manager to the Company in writing, and the estimate shall include a breakdown of the estimated payroll costs allocated to the performance of the services and the Shared Costs.

6.6	For the calendar year 2023, the Parties shall agree the Estimated Management Fee within two weeks from the date of this Agreement.

6.7
The Company may request from the Manager overviews of time spent and costs accrued in connection with the provision of the Services. Upon such requests, the Manager shall provide such requested information to allow the Company to reasonably evaluate the Management Fee and the Services.

6.8	The Estimated Management Fee shall be invoiced by the Manager to the Company quarterly, in four equal tranches, within reasonable time after the end of each quarter, the first of which being Q1 2023.

6.9
If the Manager would reasonably be required to expect the Management Fee to exceed the Estimated Management Fee with 15%, the Manager shall inform the Company in writing without delay, setting out the reasons for such overrun. If the Manager fails to comply with this provision, the Management Fee shall not exceed 115% of the Estimated Management Fee.

6.10
If the Management Fee exceeds the Estimated Management Fee in a year, the difference shall be paid as a “Positive Settlement Payment” by the Company to the Manager. If the Management Fee is less than the Estimated Management Fee in a year, the difference shall be paid as a “Negative Settlement Payment” by the Manager to the Company.

6.11
No later than 15 days after the date when the Manager’s annual accounts have been finalized and audited, the Manager shall send to the Company a written summary of the actual Marked-Up Costs incurred in the preceding year, which shall be supported by such information and calculations as shall be reasonably required by the Company.

6.12	The Positive Settlement Payment or Negative Settlement Payment, as applicable, shall take place no later than 15 days after the date of the written summary described in Clause 6.10.

6.13	The Parties will, from time to time, review the market for compatible services to the Services and make such adjustments as they shall see fit to ensure that the Management Fee is market compatible.

6.14
In the event the tax authorities of either Party’s jurisdiction, at any time, applies, for transfer pricing purposes, a compensation from the Company to the Manager that differs from the Management Fee, the Company shall have the right to demand a corresponding adjustment of the Management Fee. Any such adjustment shall be settled by payment of the adjustment amount between the parties no later than 15 calendar days after the relevant tax authorities’ decision is final.

7.	AUTHORITY

7.1
The Manager is, subject to the limitations set forth herein, authorised to act on each Customer’s behalf and shall, in so doing, bind such Customer by its signature.

The general authority set forth above shall be limited as follows:

a)	the Manager shall not be authorised to act for a Customer outside the scope of the Services unless specifically authorised in writing by the relevant Customer;

b)	the Manager’s authority to act shall not go beyond the limitations set forth in relation to each Service component; and

c)
the Manager’s authority shall always be limited by applicable laws (including, but not limited to the law of the jurisdiction in which a Customer is incorporated), the Customer’s articles of association, bye-laws or similar constitutional document and the specific limitations set forth herein and/or as set out in any shareholders’ agreement.

7.2
The Manager’s authority hereunder shall be documented by the provisions of this Agreement.

The Board or a Subsidiary Board shall, if so requested by the Manager, provide the Manager, for use in relation to third parties, with a written power of attorney documenting the delegation of authority set forth herein, whether to the Manager or individual employees of the Manager.

7.3
It is understood and agreed between the Parties that the Services are of an administrative and execution nature and that the Manager’s authority is limited to the implementation and follow-up of the decisions taken by the Board and the Subsidiary Boards.

7.4
The Board and each Subsidiary Board can authorise individual employees of the Manager to act on behalf of the Company and/or a Subsidiary within set limits, either on a general basis or in a specific matter. The Board and each Subsidiary Board can also perform any part of the Services or engage other service providers to perform these, and thereby suspending the Manager’s obligation to provide such Services, always subject to due notice having been given to the Manager in advance.

7.5
The Customers hereby ratify, confirm and undertake, when relevant, to allow, ratify and confirm, all actions the Manager and/or its employees shall lawfully take or cause to be taken on behalf of the Customers in the bona fide performance of the Services.

8.	INDEMNITY AND LIABILITY

8.1
The Manager shall not be under any liability whatsoever to any Customer for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention or delay of a vessel) and howsoever arising in the course of performance of the Services UNLESS the same is proved to have resulted solely from the negligence, gross negligence or wilful misconduct of the Manager or its employees or agents or sub-contractors employed by the Manager in connection with the Services, in which case the Manager’s aggregate liability to the relevant Customer for each incident or series of incidents giving rise to a claim or claim shall never exceed an amount equal to the Management Fee paid to the Manager in the preceding (to the incident) calendar year.

8.2
The Company agrees to indemnify and keep the Manager and its employees indemnified against any and all liabilities, costs, claims, demands, proceedings, charges, actions, suits or expenses of whatsoever kind or character that may be incurred or suffered by any of them howsoever arising (other than by reason of fraud or dishonesty on their part) in connection with the provisions of the Services (“Losses”).

8.3
If the Board or a Subsidiary Board require the Manager to take any action which, in the opinion of the Manager, might result in the Manager becoming liable for the payment of any money or liable in any other way, the Manager shall be kept indemnified by the relevant Customer in an amount and a form satisfactory to it as a prerequisite to taking such action.

8.4
The indemnities provided by the Company hereunder shall cover all reasonable costs and expenses payable by the Manager in connection with any claims to which the indemnity obligation of the Company applies.

8.5
The indemnification provided by the Company pursuant to this Clause 8 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, agreement, the bye-laws of the Company or otherwise, and shall continue after the termination of this Agreement.

8.6
Notwithstanding anything contained herein to the contrary, the Manager shall not be entitled to any indemnification in connection with any Losses or other indemnity provided herein to the extent any Losses (or other indemnification obligation) arises from or is caused by any gross negligence, wilful misconduct, fraud or breach of this Agreement by the Manager, its employees or any third-party subcontractor to the Manager.

9.	CONFIDENTIALITY

9.1
All Confidential Information furnished to the Manager or any of its employees or directors pursuant to this Agreement, shall be and remain the property of the relevant Customer, and shall be kept confidential by the Manager.

9.2
For the purpose of this clause “Confidential Information” shall mean information (however recorded, preserved or disclosed) relating to the business of the Group which the Manager becomes aware of, receives or generates in the course of or in connection with the performance of the Services hereunder, including (without limitation) Vessel specifications, plans, models, drawings, designs, technical and/or financial studies, data or commercial and/or financial information, information about actual or potential customers, information relating to charterparties and charter rates, and information about Vessel insurances.

9.3	The provisions of Clause 9.1 shall not apply to Confidential Information which is:

a)	public;

b)
required to be disclosed by law or court order (in which case the Manager may disclose such information only to the extent required by applicable law, and, if requested by the Company, shall cooperate with the Company in obtaining any protective order (or similar protection) with respect to such Confidential Information); or

c)	becomes public knowledge otherwise than as a result of the conduct of the Manager.

10.	TERMINATION

10.1
Each of the Company and the Manager may terminate this Agreement following no less than 1 month’s prior written notice to the other Party.

The date of termination shall be the date specified in the notice of termination referred to above, which in any event shall be at least one month from the date of the said notice (the “Termination Date”).

The Agreement shall automatically terminate on the Termination Date in relation to the Subsidiaries if terminated pursuant to the above.

10.2	Termination shall be without prejudice to any rights or liabilities of the Parties hereto arising prior to the Termination Date or in respect of any act or omission occurring prior to termination.

10.3	In the event of termination, the Management Fee proportional to the number of days since the latest invoice shall be paid up to the Termination Date.

10.4
In the event of termination of this Agreement by the Manager, the Manager shall procure that all such acts are done as may be necessary to give effect to such termination. The Company shall secure, and the Manager shall co-operate in the appointment of a substitute manager as circumstances may require.

10.5
Upon the termination of this Agreement, the Manager shall hand over to the Company all books of account, correspondence and records relating to the affairs of the Company and the Subsidiaries which are the property of the Company and the Subsidiaries and which are in its (or its representatives’) possession.

11.	DEFAULT

11.1
If the Manager shall, by any act or omission, be in material breach of any material obligation under this Agreement and such breach shall continue for a period of 14 calendar days after written notice thereof has been given by the Company to the Manager, the Company shall have the right to terminate this Agreement with immediate effect by notice to the Manager.

11.2	The right to terminate this Agreement pursuant hereto shall be in addition to and without prejudice to any other rights which the Company may have against the Manager hereunder.

11.3
The Manager and the Company (but not a Subsidiary) may forthwith, by notice in writing to the other Party, terminate this Agreement if an order is made or a resolution passed for the winding up of the other Party or if a receiver be appointed of the business or property of the other Party, or if the other Party shall cease to carry on  its business or makes any special arrangements or composition with its creditors or if any event analogous with any of the foregoing occurs under any applicable law with relevance to the other Party.

11.4	Clauses 10.3 to 10.5 shall apply if the Company terminates this Agreement pursuant to Clauses 11.1 or 11.3.

12.	FORCE MAJEURE

12.1
No Party shall incur liability of any kind or nature whatsoever in relation to the other Parties in the event of a failure to perform any of its obligations hereunder if such failure is directly or indirectly caused by circumstances beyond its control such as war or war-like activities, government orders, riots, civil commotion, strike, lock-out or similar actions, an act of God, peril of the sea or any other similar cause.

12.2
In the event that a situation gives rise to force majeure which prevents the Manager from performing the Services, whether in whole or in part, the Parties agree that the Manager may, in good faith, obtain substitute performance; provided, however, if such situation continues for a period longer than three (3) months, the Company shall be entitled to terminate this Agreement by giving one (1) month’s prior written notice in writing to the Manager, in which the date of termination shall be set out in writing. The provisions of Clauses 10.3 to 10.5 shall, in such event, apply.

13.	ANTI-CORRUPTION, ANTI-MONEY LAUNDERING AND SANCTIONS COMPLIANCE

13.1
Without limitation of any other standard that may apply to a particular action as set forth herein, with respect to the conduct and performance of all duties and obligations (including the provision of Services) of the Manager hereunder, the Manager shall, and shall cause its directors, officers, employees and other representatives who provide any Services hereunder, to conduct itself, himself or herself with that degree of care, diligence and skill of a reasonable prudent operator consistent with industry-standard practices in the shipping industry and to the Company’s satisfaction.

13.2
The Manager shall, and shall cause its directors, officers, employees and other representatives who provide any Services hereunder, to comply with all applicable laws in connection with the provision of the Services under this Agreement, including applicable provisions of any applicable Norwegian law, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the Bermuda Bribery Act of 2016, the regulations or orders issued by the Office of Foreign Assets Control of the United States Department of the Treasury, and the rules and regulations promulgated under each of the foregoing acts (each of which as may be amended, supplemented or superseded from time to time) (the “ABC Legislation”).

13.3
Without limiting the generality of the foregoing, neither the Manager nor any of its directors, officers, employees and other representatives who provide any Services hereunder has made or authorized or shall make or authorize, directly or indirectly, any offer, gift, payment or transfer, or promise of, any money or anything else of value, or provide any benefit, to any government official, government entity, commercial entity or person that would result in a breach of the ABC Legislation or any other applicable laws relating to anti-bribery or anti-corruption of any jurisdiction in which the Company conducts business.

13.4
The Manager shall further ensure that the Manager maintains complete and accurate books and records in accordance with and as required by the ABC Legislation and generally accepted accounting principles. Furthermore, the Manager shall, and shall cause its directors, officers, employees and other representatives who provide any Services hereunder, to strictly comply at all times with anti-bribery, anti-corruption, anti-terrorism, sanctions and anti-money laundering laws and regulations in any jurisdiction in which the Group engages in any activity contemplated by this Agreement and shall strictly comply with the Manager’s and the Company’s policies and procedures, including for example the Manager’s and the Company’s corporate governance policies, code of conduct, and know-your-customer, anti-money laundering- and sanctions policies applicable from time to time.

13.5	The Manager shall cause a duly authorised officer to certify the Manager’s compliance with the provisions of this Clause 13 if and when requested by the Company.

14.	FURTHER ASSURANCES

14.1
Each Party will at any time do or procure to be done by a third party, so far as may be reasonably within its power and as may be reasonably requested of it, all acts or things and/or execute or procure the execution of all documents in a form satisfactory to the other parties as is or are required to give full effect to the provisions of this Agreement and the transaction intended to be effected pursuant to it.

15.
PERSONAL DATA PROTECTION

In this Clause 15, the following definitions shall apply:

“Data Controller” and “Data Processor” shall have the meanings given in the Data Protection Legislation.

“Data Protection Legislation” shall mean the General Data Protection Regulation ((EU) 2016/679) and any other directly applicable European Union regulation relating to privacy and Local Protection Legislation.

“Local Protection Legislation” shall mean any data protection legislation from time to time in force in the place of incorporation of either Party and/or the governing law of this Agreement.

“Personal Data” shall mean information constituting personal data for the purposes of the Data Protection Legislation.

15.1
The Parties will comply with all applicable requirements of the Data Protection Legislation. This Clause 15 is in addition to, and does not relieve, remove or replace, a Party’s obligations under the Data Protection Legislation.

15.2	The Parties acknowledge that they will receive Personal Data from each other.

15.3	The Parties shall only process Personal Data for the provision of Services and otherwise in accordance with this Agreement.

15.4
Without prejudice to the generality of Clause 15.3, each Party will ensure that it has all necessary appropriate consents and notices in place to enable lawful transfer of Personal Data to the other Party for the duration of this Agreement.

15.5	Without prejudice to the generality of Clause 15.3, a Party shall, in relation to any Personal Data processed:

a)
keep that Personal Data confidential and process it only in order to fulfil the provision of Services, or on the written instructions of the other Party unless the Party is required by applicable laws to otherwise process that Personal Data. Where a Party is relying on laws of a member of the European Union or European Union law as the basis for processing Personal Data, the Party shall promptly notify the other Party of this before performing the processing required by the applicable laws unless those applicable laws prohibit the Party from so notifying the other Party;

b)
ensure that it has in place appropriate technical and organisational measures, reviewed and approved by the other Party, to protect against unauthorised or unlawful processing of Personal Data and against accidental loss or destruction of, or damage to, Personal Data, appropriate to the harm that might result from the unauthorised or unlawful processing or accidental loss, destruction or damage and the nature of the data to be protected, having regard to the state of technological development and the cost of implementing any measures (those measures may include, where appropriate, pseudonymising and encrypting Personal Data, ensuring confidentiality, integrity, availability and resilience of its systems and services, ensuring that availability of and access to Personal Data can be restored in a timely manner after an incident, and regularly assessing and evaluating the effectiveness of the technical and organisational measures adopted by it);

c)	not transfer any Personal Data outside of the European Economic Area unless the prior written consent of the other Party has been obtained and the following conditions are fulfilled:

i.	the other Party or the Party has provided appropriate safeguards in relation to the transfer;

ii.	the data subject has enforceable rights and effective legal remedies;

iii.	the Party complies with its obligations under the Data Protection Legislation by providing an adequate level of protection to any Personal Data that is transferred; and

iv.	the Recipient complies with reasonable instructions notified to it in advance by the other Party with respect to the processing of the Personal Data;

d)
assist the other Party, at the other Party’s cost, in responding to any request from a data subject and in ensuring compliance with its obligations under the Data Protection Legislation with respect to security, breach notifications, impact assessments and consultations with supervisory authorities or regulators;

e)	notify the other Party without undue delay on becoming aware of a Personal Data breach;

f)
maintain complete and accurate records and information to demonstrate its compliance with this Clause 15 and upon the other Party’s request without undue delay and at the other Party’s cost allow for audits by the other Party or the other Party’s designated auditor.

15.6
A Party is only authorized to engage third-party processors of Personal Data to the extent permitted under this Agreement. A Party shall inform the other Party of any intended changes concerning the addition or replacement of such third-party processors, thereby giving the other Party the opportunity to object to such changes. As between the other Party and the Party, the Party shall remain fully liable for all acts or omissions of any third-party processor appointed by it pursuant to this Clause 15.

15.7
A Party may, at any time on not less than 30 calendar days’ notice, revise this Clause 15 by replacing it with any applicable controller to processor standard clauses or similar terms forming part of an applicable certification scheme (which shall apply when replaced by attachment to this Agreement).

15.8
Upon the termination of the Agreement, the Parties shall either delete or return all Personal Data belonging to the other Party, except for Personal Data that a Party is entitled to retain by reason of applicable law.

16.	MISCELLANEOUS

16.1	Nothing in this Agreement creates a partnership or joint venture relationship between the Parties.

16.2	This Agreement is binding upon and will ensure for the benefit of the personal representatives of the Parties or the successors in title to or transferees of the Parties.

16.3
Except for Schedule 1, no purported alteration of this Agreement or of any of the documents referred to in this Agreement shall be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party hereto.

16.4	No Party is entitled to assign or otherwise transfer its rights or obligations under this Agreement.

17.	GOVERNING LAW AND JURISDICTION

17.1	This Agreement shall be governed and construed by and in accordance with Norwegian law.

17.2
If any dispute between the Parties arises as to any matter arising under or out of or in connection with this Agreement, the Parties shall in the first instance attempt to settle the dispute amicably by reference of the dispute to the senior management of the Parties for negotiation and resolution.

17.3
If the dispute remains unresolved within fourteen (14) days from the commencement of such negotiation, it shall be finally settled by arbitration under the rules of arbitration procedure adopted by the Nordic Offshore and Maritime Arbitration Association (“Nordic Arbitration”) in force at the time when such arbitration proceedings are commenced. Nordic Arbitration’s Best Practice Guidelines shall be taken into account and Nordic Arbitration’s Fast Track Arbitration Rules shall be applied when the aggregate disputed amounts do not exceed the threshold set out in these rules (currently USD 250,000).

17.4	The place of arbitration shall be Oslo, Norway and the language of the arbitration shall be English. The arbitration tribunal shall be composed of three (3) arbitrators.

17.5	Notwithstanding the above, the Parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly signed as of the date first above written.

For and on behalf of	For and on behalf of
HIMALAYA SHIPPING LTD.	2020 BULKERS MANAGEMENT AS

/s/ Mi Hong Yoon	/s/ Herman Billung
Mi Hong Yoon	Herman Billung
Director	CEO, Director

Schedule 1

LIST OF SUBSIDIARIES

This is the schedule of Subsidiaries referred to in Clause 1.2 of the Agreement, true and correct as of the date hereof.

The Company shall be entitled to amend this Schedule 1 further to Clause 2.2 of the Agreement, and this Schedule 1 shall, in such event, be replaced and superseded by any such amendments.

Name of Subsidiary	Jurisdiction	Date of Adherence to the Agreement as a Subsidiary	Signature
Mount Norefjell Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Ita Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Etna Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Blanc Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Matterhorn Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Neblina Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Bandeira Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Hua Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Elbrus Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Denali Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Aconcagua Inc.	Liberia	The Effective Date	/s/ Georgina Sousa
Mount Emai Inc.	Liberia	The Effective Date	/s/ Georgina Sousa

By signing in the table above, each Subsidiary agrees to be bound by the terms of the Agreement.

Schedule 2

THE SERVICES

1.	Newbuilding Supervision and Delivery

A.	The Manager shall be responsible for the construction of the Vessels and the subsequent delivery thereof by the yard to the Subsidiaries.

B.
The Board has appointed Messrs SeaQuest Marine Project Management Ltd. (“SeaQuest”) as the on-site supervisor of the construction of the Vessels whereafter the Manager’s responsibility pursuant to (1 A) shall be limited to liaising with/supervising SeaQuest on behalf of the Board and each Subsidiary Board until the Vessels are ready for delivery, following up on New Times’ compliance with the Shipbuilding Contracts and specifications.

C.	The Manager shall liaise with the designated flag state and classification society of the Vessels ensuring that their requirements are met.

D.	The Manager shall, in the event further newbuildings are ordered, assist in the organization of on-site supervision, whether by contracting such services from SeaQuest or another provider.

2.	Employment of the Vessels

A.	The Manager shall, on behalf of the Company and the Subsidiaries, market the Vessels and seek their employment in accordance with such policy as, from time to time, is approved by the Company.

B.
The Manager shall, on behalf of the Company and the Subsidiaries, negotiate, re-negotiate or, where applicable, terminate, contracts of affreightment, fixtures and charterparties, provided the Manager has obtained the consent of the Company before executing any such contract of affreightment, fixture or charterparty, or any amendments thereto or the termination thereof.

3.	Technical Management of the Vessels

A.
The Manager shall assist the Group in designating the providers of technical and operational management services of the Vessels, negotiating the terms of such services and, when approved by the Board and the Subsidiary Boards, conclude such agreements as shall document the same.

B.
The Manager shall supervise the providers of technical and operational management services to the Vessels always ensuring that the Group’s policies are adhered to and that the services are provided in a cost-efficient manner.

C.
The Manager shall, in respect of such services as are referred to in Clause 2.A, be authorised to act on behalf of the Company or, as the case may be, a Subsidiary vis-à-vis the specific service provider, save that the Manager may not amend the terms of or terminate a service agreement without the consent of the Board or the relevant Subsidiary Board.

4.	General Purchasing

A.
The Manager shall arrange for the purchasing of any services and assets required by a Customer in connection with its activities. In so doing, the Manager shall always seek to identify providers of services and assets of the quality required by the relevant Customer and on the best obtainable commercial terms.

5.	Insurances

A.
The Manager shall assist the Group in preparing general guidelines for cover, choice of insurers and terms for the insurance of the Vessels and submit the same to the Board and the Subsidiary Boards for approval.

B.	The Manager shall, thereafter, regularly review such policy and propose amendments or changes thereto to the Board or the Subsidiary Boards if and when considered relevant.

C.
The Manager shall furthermore arrange for the purchase of all insurances required by the Customer in line with the policy therefor approved by the Board or the Subsidiary Board and follow up on the relationship with the relevant insurer(s). This shall include the submittal of claims and the collection of payments under such policies as may from time to time be taken out on behalf of the Customer.

6.	Corporate Governance

A.
The Manager shall, in relation to the meetings of the Board or a Subsidiary Board, liaise with the Company Secretary and assist in providing such documentation as shall be provided to be distributed by the Company Secretary to the relevant director as a basis for such meeting.

B.
The Manager shall keep the Company Secretary informed of any matters which need to be resolved by the Board or a Subsidiary Board and, whenever appropriate, propose that a meeting of such body is convened for this purpose.

C.
The Manager shall assist the Company Secretary in organising all meetings of the Board or a Subsidiary Board and ensure that those of its employees which the Board or, as the case may be, a Subsidiary Board, requires the attendance of in such meeting is present therein.

D.
The Manager shall, whenever it generates a proposal for action by the Group in relation to the Group’s activities, pass such proposal on to the Company Secretary with a request that it is presented to the Board or, as the case may be, a Subsidiary Board for resolution.

E.
The Manager shall assist with developing and implementing appropriate governance principles (always observing such requirements thereto as follows from applicable laws and regulations) for the Group and generally ensuring that the corporate governance of the Group is organised and conducted in compliance with applicable laws and regulations.

7.	Budgeting - Accounting - Reporting – Audit

A.	The Manager shall be responsible for the preparation of such budgets, whether period or project based, as the Board shall require.

B.	The Manager shall be responsible for the day-to-day accounting for the Group and shall, in this capacity, ensure that all accounting material is stored in line with such requirements as apply thereto.

C.	The Manager shall prepare periodic and annual accounts and reports in such form as the Board shall require from time to time.

D.	The Manager shall prepare and file all tax returns on behalf of the Customers.

E.	The Manager shall facilitate the annual and periodic audits of the accounts of the Company and the Subsidiaries by their auditor.

F.	The Manager shall ensure that the Group comply with relevant corporate governance laws and regulations.

G.	The Manager shall negotiate the terms subject to which the Company’s auditor shall provide its services and present the same to the Board for approval.

8.	Listing – Listing Requirements and Investor Relations

A.
The Manager shall assist the Company with its listing on a European or US marketplace, including, i.a., assistance with the preparation of listing prospectuses and similar documentation, listing applications, cash flow forecasts, periodic accounts and with the general process and discussions concerning admission criteria.

B.
The Manager shall ensure and be responsible for the Company’s compliance with the continuing obligations of a company listed on such Euronext marketplace as the Company may be listed on from time to time, including, i.a., press releases, stock exchange reports, NewsWeb access and publishing, primary insider lists, website management and financial reporting.

C.	The Manager may also provide investor relations services to the Company, as defined by the Company from time to time in accordance with clause 6.3.

9.	Financing

A.
The Manager shall assist the Company in all matters relevant to the financing of the Company’s activities, including, i.a., the leasing financing for the Vessels, the Company’s revolving credit facilities and other financing arrangements required from time to time.

10.	Treasury Functions

A.
The Manager shall develop an authorisation matrix setting out the routines and amount limits for the Manager’s treasury functions, which shall be presented to and approved by the Board, and continuously review the same. The Manager shall furthermore ensure that such matrix is implemented in accordance with its terms.

B.
The Manager shall be authorised to collect all amounts due from third parties to the Customers and shall be responsible for the establishment and implementation of efficient procedures for the purpose of collecting any overdue amounts.

C.
The Manager shall arrange for the Customers to settle their debts to third parties as such fall due, always ensuring that amounts due as consideration for goods or services which do not meet required standards of quality or quantity are retained while pursuing a satisfactory solution to any dispute in relation thereto on the relevant Customer’s behalf.

D.	The Manager shall settle all inter-company accounts between the Customers in accordance with such agreements and other basis for payments as shall be in existence from time to time.

11.	Observance of Applicable Laws and Regulations

A.	The Services shall cover the assistance with the day-to-day monitoring of the Company’s and each Subsidiary’s activities versus all laws and regulations applicable thereto.

B.	The Manager shall, if a breach of a law or regulation applicable to a Customer’s activities occur, immediately inform the Board such and take such steps that will be required to mitigate the same.

12.	Internal Guidelines and Policies

A.
The Manager shall develop and present to the Board such internal guidelines as the Board shall require in relation to safety, environmental protection, ethical conduct, data protection and such other areas as required from time to time.

B.	The Manager shall be responsible for the implementation of such guidelines as the Board shall approve and the continuous follow-up thereof.

13.	Dispute Resolution

A.
The Manager shall, in performing the Services, defend, intervene in, settle, compromise or abandon any and all legal proceedings by or against the Company or a Subsidiary on the Company or such Subsidiary’s behalf and follow up the same in accordance with such instructions as shall be provided by the Board or Subsidiary Board from time to time.

B.	The Manager shall have authority to settle legal proceedings within such limits as the Board or such Subsidiary Board from time to time shall decide.